EXHIBIT XVII

Consent of Independent Auditors

The Board of Directors

Nordic Investment Bank

We consent to the incorporation by reference in the registration statement (No. 333-250159) on Schedule B of Nordic Investment Bank of our report dated 12 February 2021, with respect to the statement of financial position of Nordic Investment Bank as of 31 December 2020 and the related statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes to the financial statements, which report appears in this Amendment No. 5 to the 31 December 2019 Annual Report on Form 18-K/A.

/s/ Terhi Mäkinen	/s/ Mona Alfredsson
Terhi Mäkinen	Mona Alfredsson

Authorized Public Accountant	Authorized Public Accountant

Ernst & Young Oy	Ernst & Young AB

Alvar Aallon katu 5 C	Jakobsbergsgatan 24
FIN-00100 Helsinki, Finland	SE-103 99 Stockholm, Sweden

17th February 2021